Exhibit 99.1

UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS

The accompanying unaudited pro forma financial statements as of and for the year ended December 31, 2015 are intended to reflect the impacts of the TWC transactions, the BHN transactions and the Liberty transactions on Charter’s consolidated financial statements as if the TWC transactions, BHN transactions and Liberty transactions had occurred as of December 31, 2015 for the unaudited pro forma consolidated balance sheet and as of January 1, 2015 for the unaudited pro forma consolidated statements of operations. The accompanying unaudited pro forma financial statements present the pro forma consolidated financial position and results of operations of Charter based on the historical financial statements and accounting records of Charter, TWC and Bright House and the related pro forma adjustments as described in the accompanying notes. The pro forma adjustments are included only to the extent they are (i) directly attributable to the TWC transactions, the BHN transactions and/or the Liberty transactions, (ii) factually supportable and (iii) with respect to the statements of operations, expected to have a continuing impact on the combined results.

TWC Transactions

On May 23, 2015, Charter Communications, Inc. ("Charter") entered into an Agreement and Plan of Mergers (the “Merger Agreement”) with Time Warner Cable Inc. ("TWC"), CCH I, LLC (“New Charter”), a wholly owned subsidiary of Charter; Nina Corporation I, Inc., Nina Company II, LLC, a wholly owned subsidiary of New Charter; and Nina Company III, LLC, a wholly owned subsidiary of New Charter, pursuant to which the parties will engage in a series of transactions that will result in Charter and TWC becoming wholly owned subsidiaries of New Charter (the “TWC transactions”), on the terms and subject to the conditions set forth in the Merger Agreement. After giving effect to the TWC Transaction, New Charter will be the new public company parent that will hold the operations of the combined companies.

In the TWC transactions, TWC stockholders, excluding Liberty Broadband Corporation ("Liberty Broadband") and Liberty Interactive Corporation ("Liberty Interactive") pursuant to the terms of the Liberty contribution agreement, will have the right to elect to receive either $100 in cash and shares of New Charter Class A common stock equivalent to 0.5409 shares of Charter Class A common stock for each share of TWC common stock outstanding (the “Option A Election”) or $115 in cash and shares of New Charter Class A common stock equivalent to 0.4562 shares of Charter Class A common stock (the “Option B Election”). The unaudited pro forma financial statements provided herein assume all of the TWC stockholders elect the Option A Election. Liberty Broadband and Liberty Interactive will not receive cash as part of the TWC transactions, but will have the right to receive shares of New Charter Class A common stock equivalent to 1.106 shares of Charter Class A common stock for each share of TWC common stock owned by them. For purposes of these unaudited pro forma financial statements, the TWC preliminary purchase price is assumed to be $60.0 billion. Based on a per share price of $201.00, the closing share price of Charter Class A common stock on March 18, 2016, and approximately 283.3 million shares of TWC common stock outstanding as of January 29, 2016, Charter expects to issue shares of New Charter Class A common stock equivalent to 157.6 million shares of Charter Class A common stock valued at approximately $31.7 billion. Additionally, Charter expects to pay $27.6 billion in cash to TWC stockholders, which is expected to be financed with new indebtedness of New Charter, the issuance of equity to Liberty Broadband pursuant to the Liberty transactions and cash on hand from TWC. The preliminary purchase price also includes New Charter replacement equity awards with an estimated pre-combination vesting period fair value of $695 million that will be issued in respect of equity awards held by employees of TWC and $83 million that will be paid in cash to TWC former employees and non-employee directors who hold equity awards, whether vested or not vested. The fair value of the equity portion of the TWC transactions consideration for accounting purposes will be based on the fair value of Charter Class A common stock at the date of close of the mergers and will be different from the assumed value presented in these unaudited pro forma financial statements. A 5% change in the per share price of Charter Class A common stock will result in a $1.6 billion change in the fair value of the equity issued and total consideration for accounting purposes. In addition, the amount of equity and cash consideration will vary based on the number of TWC stockholders that elect the Option B Election. A 5% decrease in the number of shares held by TWC stockholders electing the Option A Election, who instead elect the Option B Election, will result in a $235 million reduction in the fair value of equity issued and a $207 million increase in the cash consideration paid which will be financed by additional debt.

The actual number of shares of New Charter Class A common stock that TWC stockholders, excluding Liberty Broadband and Liberty Interactive, will be entitled to receive will be calculated by multiplying the exchange ratios of 0.5409 or 0.4562 specified above by 0.9042 (the "Parent Merger Exchange Ratio"), which will also be the exchange ratio that will be used to determine the number of shares of New Charter Class A common stock that Charter stockholders will be entitled to receive per share of Charter Class A common stock. Such exchange ratio is not intended to impact the aggregate value represented by the shares of New Charter Class A common stock issued in the TWC transactions; however, it will impact the actual number of shares issued in the TWC transactions. Such impact is reflected in the weighted average common shares outstanding included in the accompanying unaudited pro forma consolidated statements of operations.

BHN Transactions

On March 31, 2015, Charter entered into a definitive Contribution Agreement (the “Contribution Agreement”), which was amended on May 23, 2015 in connection with the execution of the Merger Agreement, with Advance/Newhouse Partnership (“A/N”), A/NPC Holdings LLC, New Charter and Charter Communications Holdings, LLC (“Charter Holdings”), Charter's wholly owned subsidiary, pursuant to which A/N will contribute to Charter Holdings membership interests in Bright House Networks, LLC (“Bright House”) and any other assets (other than certain excluded assets and liabilities and non-operating cash) primarily related to Bright House (the “BHN transactions,” and collectively with the TWC transactions (the "Transactions")).

In the BHN transactions, A/N will receive approximately 34.3 million Charter Holdings common units, Charter Holdings convertible preferred units convertible into approximately 10.3 million Charter Holdings common units, both subject to application of the Parent Merger Exchange Ratio, and approximately $2.0 billion in cash. For purposes of these unaudited pro forma financial statements, the Bright House preliminary purchase price is assumed to be $11.4 billion. Based on a per share price of $201.00, the closing share price of Charter Class A common stock on March 18, 2016, the Charter Holdings common units are valued at approximately $6.9 billion. The issuance of Charter Holdings convertible preferred units are valued for pro forma purposes based on their $2.5 billion aggregate liquidation preference. The approximately $2.0 billion cash portion of the BHN transactions will be financed with new indebtedness of New Charter. The BHN transactions exclude certain assets and liabilities such as cash, marketable securities and pension-related assets and liabilities, among others. The fair value of the BHN transactions for accounting purposes will be based on the fair value of the Charter Holdings common units and the Charter Holdings convertible preferred units at the date of close and will be different from the assumed value presented in these unaudited pro forma financial statements. A 5% change in the fair value of the Charter Holdings common units and convertible preferred units will result in a $469 million change in the fair value of the total consideration for accounting purposes.

Liberty Transactions and Committed Financing

In connection with the TWC transactions, Charter and Liberty Broadband entered into an investment agreement, pursuant to which Liberty Broadband agreed to invest $4.3 billion in New Charter at the closing of the TWC transactions to partially finance the cash portion of the TWC transactions consideration. New Charter will issue shares to Liberty Broadband equivalent to approximately 24.3 million shares of Charter Class A common stock. In connection with the BHN transactions, Liberty Broadband agreed to purchase at the closing of the BHN transactions $700 million of New Charter Class A common stock (or, if the mergers are not consummated prior to the completion of the BHN transactions, Charter Class A common stock). New Charter (or, if applicable, Charter) will issue shares to Liberty Broadband equivalent to approximately 4.0 million shares of Charter Class A common stock in connection with such $700 million investment (the foregoing transactions are referred to as the "Liberty transactions").

Charter expects to finance the remaining cash portion of the purchase price of the Transactions with additional indebtedness and cash on the companies' balance sheets. In 2015, Charter issued $15.5 billion CCO Safari II, LLC senior secured notes, $3.8 billion CCO Safari III, LLC senior secured bank loans and $2.5 billion CCOH Safari, LLC senior unsecured notes.  Charter has remaining commitments of approximately $2.7 billion from banks to provide incremental senior secured term loan facilities and senior unsecured notes, as well as an incremental $1.7 billion revolving facility. In addition, the bank commitments provide for a $4.3 billion bridge facility if all TWC stockholders (other than the Liberty Parties) elect the Option B Election. For purposes of these unaudited pro forma financial statements, Charter has assumed issuing bank debt at current market rates to finance the remaining portion of the Transactions. The indebtedness assumptions used herein are for illustrative purposes only and may not reflect the actual financing when completed.

Basis of Presentation

The unaudited pro forma financial statements are based on (i) the audited consolidated financial statements of Charter Communications, Inc. and its subsidiaries as of and for the year ended December 31, 2015 contained in Charter’s Annual Report on Form 10-K filed with the SEC on February 10, 2016, (ii) the audited consolidated financial statements of Time Warner Cable Inc. as of and for the year ended December 31, 2015 contained in TWC’s Annual Report on Form 10-K filed with the SEC on February 12, 2016, and (iii) the consolidated audited financial statements of Bright House Networks, LLC and its subsidiaries as of and for the year ended December 31, 2015 contained in this Current Report on Form 8-K.

The Transactions will be accounted for using the acquisition method of accounting with Charter as the accounting acquirer. The unaudited pro forma financial statements reflect the preliminary assessment of fair values and useful lives assigned to the assets acquired and liabilities assumed. The fair values assigned in the unaudited pro forma financial statements are preliminary and represent Charter’s current best estimate of fair values and are subject to revision. The detailed valuation studies necessary to arrive at the required estimates of the fair values for the assets acquired and liabilities assumed are not finalized. Significant assets and liabilities that are subject to preparation of valuation studies to determine appropriate fair value adjustments include property, plant and equipment and identifiable intangible assets, including franchises and customer relationships. Changes to the fair values of these assets and liabilities will also result in changes to goodwill and deferred tax liabilities.

The unaudited pro forma financial statements are provided for illustrative purposes only and are based on available information and assumptions that Charter believes are reasonable and do not purport to represent what the actual consolidated results of operations or the consolidated financial position of Charter would have been had the Transactions occurred on the dates indicated, nor are they necessarily indicative of future consolidated results of operations or consolidated financial position. The actual financial position and results of operations will differ, perhaps significantly, from the pro forma amounts reflected herein due to a variety of factors, including access to additional information, changes in value not currently identified and changes in operating results following the date of the pro forma financial statements.

Items Not Adjusted in the Unaudited Pro Forma Financial Information

The unaudited pro forma financial statements do not reflect all reclassifications or adjustments to conform the TWC or Bright House financial statement presentation or accounting policies to those adopted by Charter. At this time, Charter is not aware of any intercompany transactions that would have a material impact on the unaudited pro forma financial statements that are not reflected in the pro forma adjustments. Further review may identify additional intercompany transactions, reclassifications or differences between the accounting policies of the companies that, when conformed, could have a material impact on the unaudited pro forma financial statements of the combined company.

The unaudited pro forma financial statements do not include any adjustment for liabilities or related costs that may result from integration activities, since management has not completed the process of making these assessments. Significant liabilities and related costs may ultimately be recorded for employee severance or relocation, costs of vacating some facilities and costs associated with other exit and integration activities. The unaudited pro forma statements of operations do not include any revenue or expense synergies or dis-synergies resulting from the Transactions, including programming costs or shared functions and other administrative and overhead allocations, as these adjustments are not factually supportable. The unaudited pro forma statements of operations also do not include an estimated $584 million and $30 million of non-recurring costs to be incurred directly attributable to the TWC transactions and the BHN transactions, respectively, such as escrow interest, investment banking fees and legal fees.

Charter intends to review the synergies of the combined businesses in advance of and subsequent to the completion of the Transactions, which may result in a plan to reorganize certain of TWC’s, Bright House’s or Charter’s products, network, service operations and organizational structure. The costs of implementing such a plan, if it were to occur, and any resulting future changes in revenue or cost savings have not been reflected in the unaudited pro forma financial statements.

In connection with the BHN transactions, New Charter and A/N will enter into a tax receivable agreement which will apply to an exchange or sale of the Charter Holdings common and convertible preferred units between the parties. The tax receivable agreement will provide for a payment by New Charter to A/N of 50% of the tax benefit when realized by New Charter from the step-up in tax basis resulting from the future exchange or sale. Charter has not recorded a pro forma adjustment for this contingent consideration obligation in the preliminary purchase price allocation as it is impractical to estimate its fair value since the tax benefit is dependent on uncertain future events that are outside New Charter’s control. A future exchange or sale is not based on a fixed and determinable date and the exchange or sale is not certain to occur. If and when an exchange or sale occurs in the future, the undiscounted value of the obligation is estimated to be in the range of zero to $2 billion depending on measurement of the tax step-up in the future and New Charter’s ability to realize the tax benefit in the subsequent periods following the exchange or sale.

The unaudited pro forma financial statements do not reflect adjustments related to the impact of the termination of the transactions Charter entered into with Comcast Corporation in April 2014 as such adjustments are not directly related to the Transactions or Liberty transactions. The transactions Charter entered into with Comcast were terminated in April 2015 and the CCOH Safari, LLC notes and CCO Safari, LLC Term G Loans were subsequently repaid in April 2015. The unaudited pro forma consolidated statements of operations are not adjusted to eliminate approximately $112 million of interest expense associated with the escrowed debt for the year ended December 31, 2015. The unaudited pro forma consolidated statements of operations are also not adjusted to eliminate approximately $16 million of transaction costs incurred by Charter and $37 million of transaction costs incurred by TWC directly related to the transactions with Comcast for the year ended December 31, 2015.

CHARTER COMMUNICATIONS, INC. AND SUBSIDIARIES
UNAUDITED PRO FORMA CONSOLIDATED BALANCE SHEET
AS OF DECEMBER 31, 2015
(IN MILLIONS)

							Bright
			TWC				House		Charter
	Charter		Pro Forma		Charter	Bright	Pro Forma		Pro Forma
	Historical	TWC	Adjustments		Pro Forma	House	Adjustments		As Adjusted
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$5	$1,170	$(1,170)	1a	$5	$73	$(73)	2a	$5
Accounts receivable, net	279	916	—		1,195	167	—		1,362
Prepaid expenses and other current assets	61	373	(2)	1a	432	41	—		473
Total current assets	345	2,459	(1,172)		1,632	281	(73)		1,840

RESTRICTED CASH AND CASH EQUIVALENTS	22,264	—	(22,264)	1e	—	—	—		—

INVESTMENT IN CABLE PROPERTIES:
Property, plant and equipment, net	8,345	16,945	4,236	1b	29,526	2,186	547	2b	32,259
Franchises	6,006	26,014	23,500	1b	55,520	802	4,200	2b	60,522
Customer relationships, net	856	244	17,800	1b	18,900	—	1,800	2b	20,700
Goodwill	1,168	3,139	24,179	1b	28,486	13	1,967	2b	30,466
Total investment in cable properties, net	16,375	46,342	69,715		132,432	3,001	8,514		143,947

OTHER NONCURRENT ASSETS	332	476	446	1c	1,254	81	34	2c	1,369

Total assets	$39,316	$49,277	$46,725		$135,318	$3,363	$8,475		$147,156

LIABILITIES AND SHAREHOLDERS’ EQUITY (DEFICIT)

CURRENT LIABILITIES:
Accounts payable and accrued liabilities	$1,972	$3,944	$(19)	1d	$5,897	$420	$(17)	2d	$6,300
Current portion of long-term debt	—	5	(5)	1d	—	343	(343)	2d	—
Total current liabilities	1,972	3,949	(24)		5,897	763	(360)		6,300

LONG-TERM DEBT	35,723	22,497	2,384	1e	60,604	129	1,223	2e	61,956
DEFERRED INCOME TAXES	1,590	12,830	14,129	1f	28,549	—	—	2f	28,549
OTHER LONG-TERM LIABILITIES	77	1,002	(234)	1g	845	447	(424)	2g	868

SHAREHOLDERS’ EQUITY (DEFICIT)
Noncontrolling interest	—	4	(2)	1h	2	—	9,390	2h	9,392
Controlling interest	(46)	8,995	30,472	1i	39,421	2,024	(1,354)	2i	40,091
Total shareholders’ equity (deficit)	(46)	8,999	30,470		39,423	2,024	8,036		49,483

Total liabilities and shareholders’ equity (deficit)	$39,316	$49,277	$46,725		$135,318	$3,363	$8,475		$147,156

CHARTER COMMUNICATIONS, INC. AND SUBSIDIARIES
UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS
YEAR ENDED DECEMBER 31, 2015
(DOLLARS IN MILLIONS, EXCEPT SHARE DATA)

							Bright
			TWC				House		Charter
	Charter		Pro Forma		Charter	Bright	Pro Forma		Pro Forma
	Historical	TWC	Adjustments		Pro Forma	House	Adjustments		As Adjusted
REVENUES:
Video	$4,587	$9,907	$—		$14,494	$1,645	$—		$16,139
Internet	3,003	7,029	—		10,032	1,254	—		11,286
Voice	539	1,931	—		2,470	376	—		2,846
Commercial	1,127	3,284	(20)	3a	4,391	466	(14)	4a	4,843
Advertising sales	309	1,028	(23)	3a	1,314	168	—		1,482
Other	189	518	195	3a	902	14	(96)	4a	820
Total revenues	9,754	23,697	152		33,603	3,923	(110)		37,416

COSTS AND EXPENSES:
Operating costs and expenses (exclusive of items shown separately below)	6,426	15,559	256	3a	22,241	2,655	(305)	4a	24,591
Depreciation and amortization	2,125	3,696	3,443	3b	9,264	459	357	4b	10,080
Other operating (income) expenses, net	89	203	(149)	3c	143	(25)	(11)		107
	8,640	19,458	3,550		31,648	3,089	41		34,778

Income from operations	1,114	4,239	(3,398)		1,955	834	(151)		2,638

OTHER INCOME (EXPENSES):
Interest expense, net	(1,306)	(1,401)	(397)	3d	(3,104)	(33)	(4)	4d	(3,141)
Loss on extinguishment of debt	(128)	—	—		(128)	—	—		(128)
Loss on derivatives instruments, net	(4)	—	—		(4)	—	—		(4)
Other income, net	(7)	150	—		143	1	—		144
	(1,445)	(1,251)	(397)		(3,093)	(32)	(4)		(3,129)

Income (loss) before taxes	(331)	2,988	(3,795)		(1,138)	802	(155)		(491)

Income tax benefit (expense)	60	(1,144)	1,528	3e	444	—	(219)	4e	225

Consolidated net income (loss)	(271)	1,844	(2,267)		(694)	802	(374)		(266)

Less: Noncontrolling interest	—	—	—		—	—	(86)	4f	(86)

Net income (loss) before non-recurring charges directly attributable to the Transactions	$(271)	$1,844	$(2,267)		$(694)	$802	$(460)		$(352)

LOSS PER COMMON SHARE, BASIC AND DILUTED	$(2.43)				$(2.61)				$(1.31)

Weighted average common shares outstanding, basic and diluted	111,869,771		153,742,783	3f	265,612,554		3,658,691	4g	269,271,245

Notes to Unaudited Pro Forma Financial Statements

Note 1. TWC Transactions Pro Forma Balance Sheet Adjustments

The unaudited pro forma consolidated balance sheet has been adjusted to reflect the estimated fair values of the identifiable assets acquired and liabilities assumed in the TWC transactions. The preliminary purchase price is estimated to be approximately $60.0 billion for purposes of the unaudited pro forma financial statements. The fair value of the equity portion of the TWC transactions consideration for accounting purposes will be based on the fair value of Charter Class A common stock at the date of closing and will be different from the assumed value presented in the unaudited pro forma financial statements. The table below presents the preliminary purchase price for pro forma purposes based on the January 29, 2016 outstanding shares of TWC common stock and equity awards and March 18, 2016 Charter Class A common stock closing price. For purposes of these notes, Liberty means Liberty Broadband and Liberty Interactive.

Preliminary Purchase Price (in millions, except per share data)

Outstanding shares of TWC common stock (excluding Liberty)	275.5
Share exchange ratio	0.5409
Equivalent shares of Charter Class A common stock to be issued (excluding Liberty)	149.0
Charter Class A common stock closing price per share	$201.00
Estimated fair value of Charter Class A common stock to be issued (excluding Liberty)	$29,957

Outstanding shares of TWC common stock held by Liberty	7.7
Share exchange ratio	1.1060
Equivalent shares of Charter Class A common stock to be issued to Liberty	8.5
Charter Class A common stock closing price per share	$201.00
Estimated fair value of Charter Class A common stock to be issued to Liberty	$1,717

Total estimated fair value of Charter Class A common stock to be issued	$31,674

Outstanding shares of TWC common stock (excluding Liberty)	275.5
$100 cash portion per share	$100.00
Cash paid to TWC stockholders (excluding Liberty)	$27,554

Pre-combination vesting period fair value of New Charter replacement equity awards issued to TWC employees in exchange for TWC equity awards	$695
Cash paid for TWC non-employee equity awards	$83
Total preliminary purchase price	$60,006

The table below presents a preliminary allocation of purchase price to the assets acquired and liabilities assumed as if the TWC transactions had closed on December 31, 2015.

Preliminary Allocation of Purchase Price (in millions)

Current assets	$2,457
Property, plant and equipment, net	21,181
Franchises	49,514
Customer relationships, net	18,044
Goodwill	27,318
Other noncurrent assets	907
Current liabilities	(3,925)
Long-term debt assumed	(24,379)
Deferred income taxes	(30,341)
Other long-term liabilities	(768)
Noncontrolling interest	(2)
$60,006

The preliminary estimates are based upon currently available information and prior valuation history. As such, additional assets and liabilities may be identified and reflected in the final purchase price allocation.

Upon completion of the fair value assessment following the closing of the TWC transactions, Charter anticipates the finalized fair values of the net assets acquired will differ from the preliminary assessment outlined above. Generally, changes to the initial estimates of the fair value of the assets acquired and liabilities assumed will be recorded as adjustments to those assets and liabilities and residual amounts will be allocated to goodwill. If upon completion of the valuations, the fair values are 10% greater or less than the amounts included in the preliminary purchase price allocation above, such a change would not likely have a material impact on the financial position or results of operations of New Charter.

The following summarizes the pro forma balance sheet adjustments relating to the TWC transactions.

(a)
Adjustment of $1.2 billion to cash and cash equivalents represents the use of TWC’s cash and cash equivalents to reduce the amount of debt issued to fund the TWC transactions. No fair value adjustments are reflected in accounts receivable, net as it is estimated to be at fair value. The adjustment of $2 million to prepaid expenses and other current assets represents the elimination of TWC's current deferred financing fees related to its revolver.

(b)
For purposes of the preliminary purchase price allocation, Charter assumed a 25% increase to the net book value of TWC’s property, plant and equipment. This assumption is based on increases to net book values reflected in valuations previously performed on Charter assets and taking into consideration the recent capital expenditure history of TWC relative to Charter and the status of its all-digital rollout among other factors. The fair values of TWC’s franchises and customer relationships were based on previous valuations of Charter assets performed for general business purposes that were allocated to the TWC cable systems by applying a relative percentage of purchase price allocated to the intangible assets. The valuations previously performed on Charter assets represent valuations performed in 2013 for general business purposes and for a significant business combination. Pro forma valuation metrics derived from previous valuations of Charter assets were used as a basis for determining fair value of TWC assets as such metrics take into consideration market participant assumptions and Charter management’s historical valuation methods. Goodwill represents the residual of the purchase price over the fair values of the identified assets acquired and liabilities assumed.

(c)	Other noncurrent assets reflect the following adjustments (in millions).

Adjust TWC’s equity investments to estimated fair value	$434
Deferred financing fees associated with increase in revolver capacity	15
Elimination of Charter’s cost investment in a TWC subsidiary	(2)
Elimination of TWC's noncurrent deferred financing fees related to its revolver	(1)
$446

The estimated fair value of TWC’s equity investments was based on applying implied multiples to estimated cash flows. The implied multiples were estimated based on precedent transactions and comparable companies. Acquisition accounting rules require that the increase in the carrying value of the TWC equity investments be allocated to the underlying net assets of the investees. This allocation has not yet been performed, and for pro forma purposes, is allocated to non-amortizing goodwill of the investees and thus no pro forma adjustment related to these investments is reflected in the unaudited pro forma consolidated statements of operations.

(d)
Adjustment of $19 million to accounts payable and accrued liabilities represents the elimination of $25 million of current deferred revenue as it is assumed to have no fair value as there are no associated payment obligations or substantive performance obligations offset by $6 million which represents the reclassification of $5 million of TWC's capital leases from current portion of long-term debt to accounts payable and accrued liabilities to conform to Charter's classification and $1 million to adjust short-term capital leases to fair value.

(e)
The TWC debt assumed was adjusted to fair value using quoted market values as of March 18, 2016. This adjustment resulted in an increase in long-term debt of $2.0 billion. The fair value adjustment to long-term debt is a result of quoted market values of TWC’s debt being higher than the face amount of the related debt. The quoted market value of a debt instrument is higher than the face amount of the debt when the market interest rates are lower than the stated interest rate of the debt. In acquisition accounting, this results in an increase in debt and a reduction in interest expense to reflect the lower market interest rate.

Long-term debt was also adjusted to reflect new debt raised to fund the TWC transactions that is not already funded in escrow as restricted cash and cash equivalents as of December 31, 2015 offset by $71 million which represents the reclassification of TWC's capital leases from long-term debt to other long-term liabilities to conform to Charter's classification.

The following table presents pro forma cash sources and uses as a result of the TWC transactions.

Pro Forma Cash Sources and Uses (in millions)

Sources:
Restricted cash and cash equivalents	$22,264
Proceeds from issuance of long-term debt	761
Proceeds from issuance of Charter Class A common stock to Liberty	4,300
TWC cash and cash equivalents assumed	1,170
$28,495
Uses:
Cash portion of purchase price	$27,637
Advisor fees and other expenses directly related to the TWC transactions	584
Deferred financing fees	274
$28,495

(f)	Pro forma adjustments to deferred tax liabilities reflect the following (in millions):

Deferred tax liabilities from TWC acquisition accounting adjustments	$17,511
Reduction in valuation allowance on Charter’s preexisting deferred tax assets	(3,146)
Other deferred taxes recorded directly to equity	(236)
$14,129

The TWC transactions are assumed to be a non-taxable business combination for pro forma purposes. A pro forma adjustment was recorded for the deferred tax impact of acquisition accounting adjustments primarily related to property, plant and equipment, franchises, customer relationships and assumed TWC long-term debt. The incremental deferred tax liabilities of $17.5 billion were calculated based on the tax effect of an approximate $44.9 billion step-up in book basis of net assets of TWC excluding the amount attributable to goodwill. This deferred tax pro forma adjustment was determined by applying an estimated tax rate of 39%.

In contemplation of the TWC transactions, Charter has performed a preliminary analysis of the valuation allowance recorded on Charter’s preexisting deferred tax assets. Based on this analysis, certain of the deferred tax liabilities recognized in connection with the TWC transactions are expected to reverse and provide a source of future taxable income, resulting in a $3.1 billion reduction of substantially all of Charter’s preexisting valuation allowance associated with its deferred tax assets. Such reduction in Charter’s valuation allowance is reflected as a reduction to deferred tax liabilities in the pro forma balance sheet as a result of the TWC transactions and was determined by applying an estimated tax rate of 39%. The impact of the reduction in the valuation allowance is not reflected in the unaudited pro forma consolidated statements of operations as it is non-recurring.

Other deferred taxes recorded directly to equity include $180 million of estimated tax benefit on advisor fees and other transaction expenses, $32 million of excess tax benefit relating to cash paid for TWC non-employee equity awards and $24 million of tax benefit upon remeasuring Charter’s legacy deferred taxes at a 39.0% New Charter estimated tax rate compared to a 39.4% legacy Charter tax rate due to estimated changes in apportionment factors related to state income taxes. The adjustment to legacy Charter’s deferred taxes as a result of the tax rate remeasurement is not reflected in the unaudited pro forma consolidated statements of operations as it is non-recurring.

Deferred taxes recognized in connection with the TWC transactions reflect currently available information as well as estimates and assumptions made in accordance with the basis of presentation of the unaudited pro forma financial statements. The final deferred tax liability recognized in connection with the TWC transactions could be significantly different.

(g)
Adjustment of $234 million to other long-term liabilities represents the elimination of $320 million of deferred liabilities assumed to have no fair value as there are no associated payment obligations or substantive performance obligations offset by $86 million which represents the reclassification of $71 million of TWC's capital leases from long-term debt to other long-term liabilities to conform to Charter's classification and $15 million to adjust long-term capital leases to fair value.

(h)	Represents the elimination of Charter’s noncontrolling interest in a TWC subsidiary.

(i)	Pro forma adjustments to controlling interest of shareholders’ equity reflects the following (in millions).

Elimination of TWC’s historical shareholders’ equity and accumulated other comprehensive loss	$(8,995)
Exchange of New Charter Class A common stock to TWC stockholders (including Liberty)	31,674
Issuance of New Charter Class A common stock to Liberty	4,300
Reduction in valuation allowance on Charter’s existing deferred tax assets (see Note 1(f))	3,146
Advisor fees and other expenses directly related to the TWC transactions	(584)
Pre-combination vesting period fair value of New Charter replacement equity awards issued to TWC employees in exchange for TWC equity awards	695
Other deferred taxes recorded directly to equity (see Note 1(f))	236
$30,472

Advisor fees and other expenses directly related to the TWC transactions of $584 million are not reflected in the unaudited pro forma statements of operations and consist primarily of escrow interest, investment banking fees and legal fees.

At closing, TWC employee equity awards will be converted into replacement equity awards with respect to New Charter Class A common stock with an estimated pre-combination vesting period fair value of $695 million. The estimated fair value of the post-combination portion of the awards totaling $572 million will be amortized to stock compensation expense over the remaining vesting period of the awards.

Note 2. BHN Transactions Pro Forma Balance Sheet Adjustments

The unaudited pro forma consolidated balance sheet has been adjusted to reflect the estimated fair values of the identifiable assets acquired and liabilities assumed in the BHN transactions. The preliminary purchase price of Bright House is assumed to be approximately $11.4 billion for purposes of the unaudited pro forma financial statements. The BHN transactions exclude certain assets and liabilities such as cash, marketable securities, pension-related assets and liabilities, and debt, among others. The fair value of the BHN transactions for accounting purposes will be based on the fair value of the Charter Holdings common units and the Charter Holdings convertible preferred units at the date of close and will be different from the assumed value presented in these unaudited pro forma financial statements. The table below presents the preliminary purchase price for pro forma purposes based on the March 18, 2016 Charter Class A common stock closing share price.

Preliminary Purchase Price (in millions, except per share data)

Charter Holdings common units issued to A/N (before the Parent Merger Exchange Ratio)	34.3
Charter Class A common stock closing price per share	$201.00
Estimated fair value of Charter Holdings common units issued to A/N based on Charter share price	$6,890

Estimated fair value of convertible preferred units based on $2.5 billion aggregate liquidation preference	$2,500
Cash paid to A/N	$2,022
Total preliminary purchase price	$11,412

The table below presents the preliminary allocation of purchase price to the assets acquired and liabilities assumed for the Bright House cable systems as if the BHN transactions had closed on December 31, 2015.

Preliminary Allocation of Purchase Price (in millions)

Current assets	$208
Property, plant and equipment, net	2,733
Franchises	5,002
Customer relationships, net	1,800
Goodwill	1,980
Other noncurrent assets	115
Current liabilities	(403)
Other long-term liabilities	(23)
$11,412

The preliminary estimates are based upon currently available information and prior valuation history. As such, additional assets and liabilities may be identified and reflected in the final purchase price allocation.

Upon completion of the fair value assessment following the closing of the BHN transactions, Charter anticipates the finalized fair values of the net assets acquired will differ from the preliminary assessment outlined above. Generally, changes to the initial estimates of the fair value of the assets acquired and liabilities assumed will be recorded as adjustments to those assets and liabilities and residual amounts will be allocated to goodwill. If upon completion of the valuations, the fair values are 10% greater or less than the amounts included in the preliminary purchase price allocation above, such a change would not likely have a material impact on the financial position or results of operations of New Charter.

The following summarizes the pro forma balance sheet adjustments relating to the BHN transactions.

(a)
Adjustment to current assets represents the elimination of cash and cash equivalents not assumed in the BHN transactions of $73 million. No fair value adjustments are reflected in accounts receivable, net or prepaid expenses and other current assets as carrying value is estimated to approximate fair value.

(b)
For purposes of the preliminary purchase price allocation, Charter assumed a 25% increase to the net book value of Bright House’s property, plant and equipment. This assumption is based on increases to net book values reflected in valuations previously performed on Charter assets and taking into consideration differences in capitalization policies, recent capital expenditure history of Bright House relative to Charter and the status of its all-digital rollout, among other factors. The fair values of Bright House’s franchises and customer relationships were based on previous valuations of Charter assets that were allocated to the Bright House cable systems by applying a relative percentage of the purchase price allocated to the intangible assets. The valuations previously performed on Charter assets represent valuations performed in 2013 for general business purposes and for a significant business combination. Pro forma valuation metrics derived from previous valuations of Charter assets were used as a basis for determining the fair value of Bright House assets as such metrics take into consideration market participant assumptions and Charter management’s historical valuation methods. Goodwill represents the residual of the purchase price over the fair values of the identified assets acquired and liabilities assumed.

(c)
Adjustment to other noncurrent assets represents an increase of $35 million to adjust Bright House’s equity investments to fair value partially offset by the elimination of BHN deferred financing fees of $1 million.

(d)
Adjustment to total current liabilities represents the elimination of liabilities not assumed in the BHN transactions consisting of $3 million of current pension obligation, $14 million of accrued interest and $343 million of current portion of long-term debt.

(e)
Adjustment to long-term debt represents the elimination of Bright House’s long-term debt not assumed in the BHN transactions and the issuance of new debt to partially fund the BHN transactions. The table below represents the following pro forma cash sources and uses as a result of the BHN transactions.

Pro Forma Cash Sources and Uses (in millions)

Sources:
Proceeds from the issuance of long-term debt	$2,000
Issuance of New Charter Class A common stock to Liberty	700
$2,700
Uses:
Cash portion of purchase price paid to A/N	$2,022
Repayment of Charter Operating revolving credit facility	630
Advisor fees and other expenses directly related to the BHN transactions	30
Deferred financing fees	18
$2,700

(f)
The BHN transaction is assumed to be a non-taxable business combination for pro forma purposes. No pro forma adjustment was recorded to net deferred tax liabilities directly attributable to the BHN transactions in the unaudited pro forma consolidated balance sheet. New Charter’s difference between book and tax basis in its investment in the Charter Holdings partnership, and underlying net assets, is not anticipated to change following A/N’s contribution of the Bright House assets and liabilities. New Charter will record net deferred tax liabilities related to its investment, and its underlying net assets, in Charter Holdings following the BHN transactions based on future differences that arise between book and tax.

(g)
Represents the elimination of $395 million of pension and other benefits related to long-term liabilities not assumed and the elimination of $29 million of other long-term deferred liabilities assumed to have no fair value as there are no associated payment obligations or substantive performance obligations.

(h)	Adjustment to noncontrolling interest reflects the following adjustments (in millions).

Issuance of Charter Holdings common units to A/N	$6,890
Issuance of Charter Holdings convertible preferred units to A/N	2,500
$9,390

Charter Holdings will issue approximately 34.3 million common units, subject to application of the Parent Merger Exchange Ratio, that are exchangeable into New Charter Class A common stock on a one-for-one basis, which are valued at approximately $6.9 billion for pro forma purposes, based on Charter Class A common stock closing stock price on March 18, 2016 of $201.00. These units are recorded in noncontrolling interest as permanent equity on the unaudited pro forma consolidated balance sheet. The actual value of the Charter Holdings common units for accounting purposes will be based on the closing price of Charter Class A common stock on the date of closing of the BHN transactions and will be different from the assumed value presented in the unaudited pro forma financial statements.

Charter Holdings will issue convertible preferred units convertible into approximately10.3 million Charter Holdings common units, subject to application of the Parent Merger Exchange Ratio, that are valued for pro forma purposes based on their $2.5 billion aggregate liquidation preference. These units are recorded in noncontrolling interest as permanent equity on the unaudited pro forma consolidated balance sheet. The preferred units are convertible into Charter Holdings common units based on a conversion feature as defined in the BHN contribution agreement and further exchangeable into New Charter Class A common stock on a one-for-one basis. The actual value of the Charter Holdings preferred units for accounting purposes will be recorded at fair value at the date of closing and will be different from the assumed value presented in the unaudited pro forma financial statements.

(i)	Pro forma adjustment to controlling interest of shareholders’ equity reflects the following (in millions).

Elimination of Bright House’s historical shareholders’ equity and accumulated other comprehensive loss	$(2,024)
Issuance of New Charter Class A common stock to Liberty	700
Advisor fees and other expenses directly related to the BHN transactions	(30)
$(1,354)

Advisor fees and other expenses directly related to the BHN transactions of $30 million are not reflected in the unaudited pro forma statements of operations and consist primarily of investment banking fees and legal fees.

Note 3. TWC Transactions Pro Forma Statement of Operations Adjustments

(a)	Adjustment to revenues and operating costs and expenses reflect the following adjustments for the year ended December 31, 2015 (in millions).

Year Ended December 31, 2015
Reclassification to conform to Charter’s financial statement classification for processing fees revenue	$219
Elimination of revenue/expense between Charter and TWC	(67)
Adjustment to both revenues and operating costs and expenses	152

Incremental replacement stock award compensation expense	145
Elimination of amortization of actuarial gains (losses) and prior service credits for TWC’s pension plans	(41)
Total adjustment to operating costs and expenses	$256

TWC presents processing fees as a reduction to bad debt expense within operating costs and expenses in the statement of operations. Charter reports such fees as other revenue. As such, a pro forma reclassification was made to conform to Charter’s financial statement classification for processing fee revenues.

Incremental replacement stock award compensation expense represents additional expense related to converted TWC equity awards associated with the post-combination vesting period. Compensation expense, following the closing of the TWC transactions, will reflect the $572 million fair value of the awards as of the closing date and will be recognized over the remaining vesting period. At closing, TWC employee equity awards will be converted into equity awards with respect to New Charter Class A common stock, after giving effect to the Stock Award Exchange Ratio (as defined under “The Merger Agreement—Treatment of TWC Equity Awards” in CCH I, LLC's prospectus filed with the SEC on August 20, 2015).

Net actuarial gains (losses) and prior service credits are included in TWC’s accumulated other comprehensive loss component of equity and reclassified into the results of operations based on service period assumptions. Because TWC’s equity, including accumulated other comprehensive loss, is eliminated in the opening balance sheet pursuant to acquisition accounting, the results for the periods following the TWC transactions will not include any impact from the amortization of these deferred net actuarial gains (losses) and prior service credits.

(b)	Charter increased depreciation and amortization by $3.4 billion for the year ended December 31, 2015 as follows (in millions).

	Year Ended December 31, 2015
	Depreciation	Amortization	Total
TWC pro forma expense based on fair value	$3,530	$3,609	$7,139
TWC historical expense			(3,696)
Total pro forma depreciation and amortization adjustment			$3,443

The increase was estimated using a preliminary average useful life of 6 years for property, plant and equipment and 9 years for customer relationships. Customer relationships are amortized using an accelerated method (sum of the years’ digits) to reflect the period over which the relationships are expected to generate cash flows. Following the acquisition, TWC’s pro forma customer relationships of $18.0 billion would result in amortization expense under the accelerated method of $3.6 billion for year 1, $3.2 billion for year 2, $2.8 billion for year 3, $2.4 billion for year 4, $2.0 billion for year 5 and $4.0 billion thereafter. The effect of a one-year decrease in the weighted average useful lives of property, plant and equipment and customer relationships would be an increase to depreciation and amortization expense of approximately $1.1 billion for the year ended December 31, 2015, while the effect of a one-year increase would result in a decrease of approximately $832 million for the year ended December 31, 2015. The pro forma adjustments are based on current estimates and may not reflect actual depreciation and amortization once the purchase price allocation is finalized and final determination of useful lives are made.

(c)	For the year ended December 31, 2015, other operating (income) expenses, net decreased by$149 million as follows (in millions).

Year Ended December 31, 2015
Elimination of TWC stock compensation expense classified by TWC as merger-related in other operating expense (see Note 3(a))	$(47)
Elimination of Charter transaction costs directly related to the TWC transactions	(40)
Elimination of TWC transaction costs directly related to the TWC transactions	(62)
$(149)

(d)	For the year ended December 31, 2015, interest expense, net increased by $397 million as follows (in millions).

Year Ended December 31, 2015
Additional interest expense on new debt issued	$(707)
Amortization of deferred financing fees and original issue discount	(26)
Amortization of net premium as a result of adjusting assumed TWC long-term debt to fair value	318
Elimination of amortization related to TWC’s previously deferred financing fees and debt discounts	18
$(397)

In 2015, Charter issued $15.5 billion CCO Safari II, LLC senior secured notes, $3.8 billion CCO Safari III, LLC senior secured bank loans and $2.5 billion CCOH Safari, LLC senior unsecured notes. Although the nature of the remaining debt financing may be secured through various combinations of bank debt, unsecured notes and secured notes, for pro forma purposes, Charter has assumed borrowings under the Charter Operating revolving credit facility to fund the remaining $761 million cash portion of the TWC transactions.

As noted in Note 1(e) above, TWC long-term debt was adjusted to fair value. The difference between the fair value and the face amount of each borrowing is amortized as an offset to interest expense over the remaining term of each borrowing based on its maturity date. This adjustment results in interest expense that effectively reflects current market interest rates rather than the stated interest rates.

(e)
As discussed in Note 1(f) above, Charter determined that TWC’s reversing deferred tax liabilities provide a source of future taxable income in the combined entity, resulting in a reduction of substantially all of Charter’s preexisting valuation allowance. The pro forma adjustment to income taxes includes the incremental pro forma tax benefit relating to the legacy Charter operations under the assumption the Charter tax calculation no longer reflects the effects of the preexisting valuation allowance. Thus, the income tax benefit impact of the pro forma adjustments was determined by applying an estimated New Charter tax rate of 39% to the pro forma loss before taxes of New Charter following the TWC transactions, resulting in a $444 million income tax benefit in the unaudited pro forma consolidated statements of operations for the year ended December 31, 2015. The pro forma income tax benefit does not reflect the effects of any special partnership tax allocations as these effects are currently not estimable.

(f)
Completion of the TWC transactions includes a conversion of all of Charter’s existing Class A common stock into 0.9042 shares of New Charter Class A common stock. This Parent Merger Exchange Ratio is applied to all legacy Charter Class A common stock and to stock issued to TWC stockholders and Liberty. This will result in the following adjustment to weighted average common shares outstanding.

Year Ended December 31, 2015
Equivalent Charter shares issued to TWC stockholders	157,583,786
Equivalent Charter shares purchased by Liberty	24,300,650
181,884,436
Parent Merger Exchange Ratio	0.9042
New Charter shares issued in TWC transactions	164,459,907
Reduction of legacy Charter shares outstanding upon conversion from Charter Class A common stock to New Charter Class A common stock	10,717,124
153,742,783

The amount of shares issued will vary based on the number of TWC stockholders that elect the Option B Election. A 5% decrease in the number of shares held by TWC stockholders electing the Option A Election, who instead elect the Option B Election, will result in a decrease in the number of shares issued of approximately 1.2 million shares.

The replacement stock awards, including restricted stock units and stock options, in New Charter were not included for purposes of the computation of pro forma diluted earnings per share because the effect would have been anti-dilutive given the pro forma net loss resulting from the TWC transactions.

Note 4. BHN Transactions Pro Forma Statement of Operations Adjustments

(a)	Adjustment to revenues and operating costs and expenses reflect the following adjustments for year ended December 31, 2015 (in millions).

Year Ended December 31, 2015
Reclassification to conform to Charter’s financial statement classification for processing fees revenue	$58
Elimination of TWC management fee incurred by Bright House	(147)
Elimination of revenue/expense between TWC and Bright House	(21)
Adjustment to both revenues and operating costs and expenses	(110)

Adjustment to capitalize residential installation labor and other labor costs to conform to Charter’s capitalization accounting policy	(102)
Elimination of pension plans and costs related to parent company obligations not assumed by Charter in the BHN transactions	(90)
Reclassification to conform to Charter’s financial statement classification for other operating expense	(3)
Total adjustment to operating costs and expenses	$(305)

Bright House presents processing fees as a reduction to bad debt expense within operating costs and expenses in the statement of operations. Charter reports such fees as other revenue. As such, a pro forma reclassification was made to conform to Charter’s financial statement classification for processing fee revenues.

(b)	Charter increased depreciation and amortization by $357 million for the year ended December 31, 2015 as follows (in millions).

	Year Ended December 31, 2015
	Depreciation	Amortization	Total
Bright House pro forma expense based on fair value	$456	$360	$816
Bright House historical expense			(459)
Total pro forma depreciation and amortization adjustment			$357

The increase was estimated using a preliminary average useful life of 6 years for property, plant and equipment and 9 years for customer relationships. Customer relationships are amortized using an accelerated method (sum of the years’ digits) to reflect the period over which the relationships are expected to generate cash flows. Following the acquisition, Bright House’s pro forma customer relationships of $1.8 billion would result in amortization expense under the accelerated method of $360 million for year 1, $320 million for year 2, $280 million for year 3, $240 million for year 4, $200 million for year 5 and $400 million thereafter. The effect of a one-year decrease in the weighted average useful lives of property, plant and equipment and customer relationships would be an increase to depreciation and amortization expense of approximately $131 million for the year ended December 31, 2015, while the effect of a one-year increase would result in a decrease of approximately $98 million for the year ended December 31, 2015. The pro forma adjustments are based on current estimates and may not reflect actual depreciation and amortization once the purchase price allocation is finalized and final determination of useful lives are made.

(c)	For the year ended December 31, 2015, other operating (income) expenses, net decreased by $11 million as follows (in millions).

Year Ended December 31, 2015
Elimination of Charter transaction costs directly related to the BHN transactions	$(14)
Reclassification to conform to Charter’s financial statement classification for other operating expense	3
$(11)

(d)
For the year ended December 31, 2015, interest expense, net, increased by $4 million representing the expected change in interest expense on new debt to be incurred to fund the BHN transactions and related amortization of deferred financing fees offset by the elimination of historical interest expense incurred by Bright House as debt is not assumed in the BHN transactions and repayment of Charter Operating’s revolving credit facility. For pro forma purposes the $2.0 billion of debt issued for the BHN transactions was assumed to be based on current market interest rates on bank debt. A 0.125% change in interest rates would increase (decrease) interest expense by $3 million for the year ended December 31, 2015.

(e)
The $219 million adjustment to income tax benefit for the year ended December 31, 2015 was determined by applying an estimated New Charter tax rate of 39% to pro forma loss before income taxes of New Charter following the TWC transactions and BHN transactions, less the impact on the tax rate as a result of the noncontrolling interest allocation of the Charter Holdings partnership which is treated as a permanent item for tax purposes in the combined entities’ pro forma tax benefit calculation. The resulting income tax benefit of $225 million is reflected in the unaudited consolidated statements of operations for the year ended December 31, 2015. The resulting effective tax rate of 46% for the year ended December 31, 2015 is a result of the permanent treatment of the noncontrolling interest expense. The pro forma income tax benefit does not reflect the effects of any special partnership tax allocations as these effects are currently not estimable.

(f)	Reflects the following noncontrolling interest adjustment for the year ended December 31, 2015 as follows (dollars in millions).

Year Ended December 31, 2015
Charter Holdings pro forma net loss for the TWC transactions and BHN transactions	$(491)
Charter Holdings 6% cash dividend to preferred unit holders	(150)
Charter Holdings pro forma net loss available for allocation to common unit holders	(641)
A/N pro forma noncontrolling interest in Charter Holdings excluding preferred units	10%
Noncontrolling interest - Charter Holdings common units	$(64)
Noncontrolling interest - Charter Holdings convertible preferred units	150
$86

The allocation of Charter Holdings’ net income to noncontrolling interest for financial reporting purposes is first allocated to the convertible preferred units for their stated dividend following their aggregate liquidation preference. The residual Charter Holdings net income (loss) is allocated to the common unit holders in Charter Holdings based on the relative economic common ownership interests in Charter Holdings. A/N’s relative economic common ownership interest in Charter Holdings used for pro forma purposes is 10%.

(g)
Completion of the TWC transactions includes a conversion of all of Charter’s existing Class A common stock into 0.9042 shares of New Charter Class A common stock. This Parent Merger Exchange Ratio is applied to all legacy Charter Class A common stock and to stock issued to Liberty and A/N. This will result in the following adjustment to weighted average common shares outstanding for the year ended December 31, 2015.

Equivalent Charter shares purchased by Liberty	4,046,329
Parent Merger Exchange Ratio	0.9042
New Charter shares issued to Liberty	3,658,691

The Charter Holdings common units of 34.3 million (31.0 million units applying the Parent Merger Exchange Ratio of 0.9042) and Charter Holdings convertible preferred units convertible into approximately 10.3 million Charter Holdings common units (9.3 million units applying the Parent Merger Exchange Ratio of 0.9042) to be issued to A/N were not included on an if-converted, if-exchanged basis for purposes of the computation of pro forma diluted earnings per share because the effect would have been anti-dilutive given the pro forma net loss resulting from the TWC transactions and BHN transactions.